As filed with the Securities and Exchange Commission on March 16, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-8
Registration Statement
Under
The Securities Act of 1933

Midwest Banc Holdings, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	36-3252484
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
501 West North Avenue
Melrose Park, Illinois 60160
(Address, including zip code of registrant’s principal executive office)

Midwest Banc Holdings, Inc.
Directors’ Deferred Compensation Plan
(Full title of the plan)

Daniel R. Kadolph
Senior Vice President And Chief Financial Officer
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160
(708) 450-6759
(Name, address and telephone number, including area code, of agent for service)
Copies To:
Timothy M. Sullivan
Hinshaw & Culbertson LLP
222 N. LaSalle Street, Suite 300
Chicago, Illinois 60601
(312) 704-3000

CALCULATION OF REGISTRATION FEE

			Proposed maximum		Proposed maximum
	Amount to		offering price		aggregate offering		Amount of
Title Of Securities To Be Registered	be registered(1)		per share		price		registration fee
Directors’ Deferred Compensation Plan
Common Stock, par value $0.01 per share	50,000	(1)	$25.21	(2)	$1,260,500		$134.87	(2)

Deferred Compensation Obligations (3)	$1,000,000		$ N/A		$1,000,000	(4)	$107.00

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Directors’ Deferred Compensation Plan (the “Plan”) as the result of further stock splits, stock dividends or similar adjustments of the outstanding Common Stock pursuant to Rule 416(a).

(2)	Pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the registration fee have been estimated based on the average of the high and low sales prices for the Common Stock as reported by the Nasdaq National Market on March 15, 2006

(3)	The Deferred Compensation Obligations are unsecured obligations of Midwest Banc Holdings, Inc. to pay deferred compensation in the future in accordance with the terms of the Plan.

(4)	Estimated solely for the purpose of determining the registration fee.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     This Registration Statement relates to the registration of 50,000 shares of Common Stock, $.01 par value per share, of Midwest Banc Holdings, Inc., reserved for issuance and delivery under the Midwest Banc Holdings, Inc. Directors’ Deferred Compensation Plan (the “Plan”).
     This Registration Statement also covers the Deferred Compensation Obligations of the Registrant to pay deferred compensation in shares of Common Stock or cash in accordance with the terms of the Plan.
     Note: The documents containing the information required by this section will be given to those persons who participate in the Midwest Banc Holdings, Inc. Directors’ Deferred Compensation Plan, all of whom are directors of Midwest Banc Holdings, Inc. or its subsidiary (Midwest Bank and Trust Company) who are entitled to Board compensation. Such documents are not required to be filed with the Commission as a part of this Registration Statement or as an Exhibit.
Item 1. Plan Information.
     Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Information.
     Not required to be filed with this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Commission by Midwest Banc Holdings, Inc., a Delaware corporation (“Midwest”), are incorporated, as of their respective dates, in this Registration Statement by reference (except items 2.02 and 7.01 of any Current Report on Form 8-K listed below):
•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Current Reports on Form 8-K filed with the SEC on January 4, 2006, January 26, 2006, February 8, 2006, March 1, 2006 and March 6, 2006; and

•	The description of our Common Stock contained in our Registration Statement on Form S-1 dated December 19, 1997.
     All documents filed by the Midwest pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents (except Items 2.02 and 7.01 of any Current Report on Form 8-K). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Registrant’s Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Under the Plan, eligible directors of the Registrant and one of its subsidiaries, Midwest Bank and Trust Company, will have the opportunity to defer a specified percentage of their director’s fees. The obligations of the Registrant and its subsidiary to pay deferred compensation in the future in accordance with the terms of the Plan (the “Obligations”) will be unsecured general obligations of the Registrant and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. However, because the Registrant is a holding company, the right of the Registrant, and hence the right of creditors of the Registrant (including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor of the subsidiary may be recognized. In addition, the ability of the Registrant’s bank subsidiary to pay dividends to the Registrant may be restricted by bank regulatory requirements.
     The following summary of the Obligations does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Plan, including the definitions therein of certain terms. A copy of the Plan has been incorporated by reference into this Registration Statement.
     The amount of compensation to be deferred by each participating director (each a “Participant,” and collectively, the “Participants”) will be determined in accordance with the Plan based on elections by the Participants. The Obligations under the Plan are payable in accordance with the terms of the Plan. Obligations will accrue “interest” as prescribed and to be credited under the terms of the Plan. Each Participant’s Obligation will be adjusted to reflect the investment experience of the applicable benchmark, including any appreciation or depreciation. Each Participant will be fully vested in the Obligations.
     A Participant’s right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan or by laws of descent and distribution.
     The Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of any Participant to the balance of his or her deferred account as of the date of such amendment or termination.
     The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations regarding the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants or taking action upon a default, and, accordingly, each Participant will be responsible for acting independently with respect thereto.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Midwest’s Amended and Restated Certificate of Incorporation (the “Certificate”) and its Amended and Restated By-laws (the “By-laws”) provide for indemnification of Midwest’s directors, officers, employees and other agents to the fullest extent not prohibited by Delaware law.
     Midwest’s Certificate is consistent with Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), which generally permits a company to include a provision limiting the personal liability of a director in the company’s restated certificate of incorporation. With limitations, this provision eliminates the personal liability of Midwest’s directors to Midwest or its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate director liability: (1) for breaches of the duty of loyalty to Midwest and its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for transactions from which a director derives improper personal benefit; or (4) under Section 174 of the Delaware General Corporation Law (“Section 174”). Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. While this provision protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. The limitations in this provision have no effect on claims arising under the federal securities laws.
     Article VIII of Midwest’s By-laws provide that:
     “The Corporation shall indemnify, to the full extent that it shall have the power under the DGCL to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words “liabilities” and “expenses” shall include, without limitations: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys’ fees and costs. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding in accordance with the provisions of Section 145 of the DGCL, as amended.
     “The indemnification and advancement of expenses provided by this By-law shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any by-law, statute, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
     “The Corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this By-law or otherwise.
     “For purposes of this By-law, reference to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation, as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this By-law with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
     “The provisions of this By-law shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in any such capacity at any time while this By-law and the relevant provisions of the DGCL, as amended, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this By-law shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.
     “For purposes of this By-law, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation.”
     Midwest carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.
     Under agreements which may be entered into by us, certain of our controlling persons, directors and officers may be entitled to indemnification by underwriters and agents who participate in the distribution of securities covered by the registration statement against certain liabilities, including liabilities under the Securities Act of 1933.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

4.1	The Midwest Banc Holdings, Inc. Directors’ Deferred Compensation Plan (incorporated by reference from Midwest’s current report on Form 8-K filed with the Commission on December 16, 2005, File No. 001-13735).

5.1	Opinion of Hinshaw & Culbertson, LLP regarding legality.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of McGladrey & Pullen, LLP.

23.3	Consent of Hinshaw & Culbertson LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages of the Registration Statement).
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Melrose Park, State of Illinois, on this 16th day of March, 2006.

MIDWEST BANC HOLDINGS, INC.
By:	/s/ James J. Giancola
James J. Giancola
President and Chief Executive Officer

     We, the undersigned officers and directors of Midwest Banc Holdings, Inc., and each of us, do hereby constitute and appoint each and any of James J. Giancola and Daniel R. Kadolph, our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names in any and all capacities, which attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ James J. Giancola	Director, President and Chief
James J. Giancola	Executive Officer	March 16, 2006

/s/ Daniel R. Kadolph	Senior Vice President,
Daniel R. Kadolph	Chief Financial Officer, Comptroller and Treasurer	March 16, 2006

/s/ E.V. Silveri	Chairman of the Board, Director	March 16, 2006
E.V. Silveri

/s/ Angelo A. DiPaolo	Director	March 16, 2006
Angelo A. DiPaolo

/s/ Barry I. Forrester	Director	March 16, 2006
Barry I. Forrester

/s/ Robert J. Genetski	Director	March 16, 2006
Robert J. Genetski

/s/ Gerald F. Hartley	Director	March 16, 2006
Gerald F. Hartley

/s/ Homer J. Livingston, Jr.	Director	March 16, 2006
Homer J. Livingston, Jr.

Signature	Title	Date

/s/ Daniel Nagle	Director	March 16, 2006
Daniel Nagle

/s/ Joseph Rizza	Director	March 16, 2006
Joseph Rizza

/s/ Robert D. Small	Director	March 16, 2006
Robert D. Small

/s/ Kenneth Velo	Director	March 16, 2006
Kenneth Velo

/s/ Leon Wolin	Director	March 16, 2006
Leon Wolin

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT
4.1	The Midwest Banc Holdings, Inc. Directors’ Deferred Compensation Plan (incorporated by reference from Midwest’s current report on Form 8-K filed with the Commission on December 16, 2005, File No. 001-13735).

5.1	Opinion of Hinshaw & Culbertson, LLP regarding legality.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of McGladrey & Pullen LLP.

23.3	Consent of Hinshaw & Culbertson LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages of the Registration Statement).